Filed Pursuant to Rule 424(b)(3)

Registration No. 333-295783

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED MAY 15, 2026)

ELONG POWER HOLDING LIMITED

This is a supplement (“Prospectus Supplement”) to the prospectus, dated May 15, 2026 (“Prospectus”), of Elong Power Holding Limited (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-295783), as amended or supplemented from time to time. This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Reports on Form 6-K, furnished to the U.S. Securities and Exchange Commission on November 6, 2026 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 25 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 6, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2026

Commission File Number:001-42416

Elong Power Holding Limited

3 Yan Jing Li Zhong Jie

Jiatai International Plaza

Block B, Room 2110

Beijing, China 100025

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

On November 5, 2026, Elong Power Holding Limited (the “Company”) entered into an inducement offer letter agreement to exercise Ordinary Shares Purchase Warrants (the “Agreement”) with certain warrant holders in connection with (a) the warrants to purchase up to 1,147,541 Class A ordinary shares of the Company, par value $0.0000001 per share (the “Class A Ordinary Shares”) issued on May 18, 2026, with a current exercise price of $3.80 per share (the “May 2026 Warrants”), (b) the warrants to purchase up to 1,684,213 Class A Ordinary Shares issued on July 13, 2026, with a current exercise price of $3.80 per share (the “July 2026 Warrants”), and (c) the warrants to purchase up to 362,108 Class A Ordinary Shares issued on August 4, 2026, with a current exercise price of $3.80 per share (the “August 2026 Warrants” and collectively with the May 2026 Warrants and July 2026 Warrants, the “Existing Warrants”).

Pursuant to the Agreement, the warrant holders agreed to partially exercise Existing Warrants to purchase 1,808,803 Class A Ordinary Shares, and the Company agreed to (i) reduce the exercise price of all of the Existing Warrants, including any unexercised portion thereof, to $1.80 per share; and (ii) issue to the warrant holders new unregistered warrants to purchase up to an aggregate of 2,713,204 Class A Ordinary Shares (equal to 150% of the Class A Ordinary Shares to be issued in connection with the partial exercise of the Existing Warrants), with an exercise price of $2.50 per share (the “New Warrants”) in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”).

The New Warrants are exercisable immediately and will expire three years from the date of issuance of the New Warrants.

The exercise price and the number of shares issuable under the New Warrants will be proportionately adjusted in the event of certain transactions involving our Class A Ordinary Shares, including stock dividends or share splits, certain distributions and dividends, and rights offerings. Notwithstanding the foregoing, if at any time while the New Warrants are outstanding, there occurs any share split, share dividend, reverse share split, or share combination, recapitalization or other similar transaction involving the Class A Ordinary Shares (each, a “Share Combination Event”, and the date of that Share Combination Event (or if the Share Combination Event occurs after the close of trading on the principal market, the trading day following that date), the “Share Combination Event Date”), then, in addition and after giving effect to the adjustments for that Share Combination Event elsewhere in the New Warrants, the exercise price shall be reduced, but in no event increased, to the lowest VWAP during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days immediately following the Share Combination Event Date (as applicable, the “Event Market Price”); provided, that in calculating the Event Market Price, the VWAP for Trading Days prior to the Share Combination Event Date shall be the VWAP reported after adjusting for the Share Combination Event. The number of shares issuable under the New Warrants will be increased such that the aggregate exercise price, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price on the issuance date for the warrant shares then outstanding.

The New Warrants also contain certain downward adjustment mechanism and anti-dilution provisions. If at any time while the New Warrants are outstanding, the Company sell, enters into an agreement to sell, or grants any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Class A Ordinary Shares or securities convertible or exercisable into Class A Ordinary Shares, excerpt for certain exempt issuances (each a “Subsequent Equity Sale”) for a per share price less than the then effective exercise price of the New Warrant in effect immediately prior to such Subsequent Equity Sale (such lower price, the “Base Share Price”), the exercise price of the New Warrant shall be reduced to the lower of (1) the Base Share Price and (2) the lowest VWAP during the period commencing five consecutive trading days immediately preceding and ending on the fifth trading day immediately following the consummation of such Dilutive Issuance (as applicable, the “New Issuance Price” and such period, the “New Issuance Adjustment Period”), effective as of the close of trading on the last trading day of the New Issuance Adjustment Period. Notwithstanding the foregoing, if the Company enters into a variable rate transaction, the exercise price of the New Warrant shall be reduced to the lowest possible price, conversion price or exercise price at which such securities may be issued, converted or exercised.

Other than the adjustments above, in no event shall the exercise price of the New Warrants be reduced below a floor price of $0.502, as adjusted for share dividends, share splits, stock combinations and other similar transactions.

The Company agreed to file a resale registration statement (the “Resale Registration Statement”) on Form F-3 or Form F-1 within thirty (30) days from the date of the Agreement with respect to the New Warrants and the Class A Ordinary Shares issuable upon exercise of the New Warrants.

The gross proceeds to the Company from the partial exercise of the Existing Warrants will be $3,255,845.40, prior to deducting warrant inducement agent fees and estimated offering expenses. The Company intends to use the net proceeds for working capital and general corporate purposes. As a result of the partial exercise of the Existing Warrants, the Company will have 2,738,344 Class A Ordinary Shares issued and outstanding.

Pursuant to an engagement agreement dated November 5, 2026 between the Company and Maxim Group LLC (“Maxim”), Maxim acted as the exclusive warrant solicitation agent and financial advisor to the Company for the Exercise. The Company agreed to pay Maxim an aggregate cash fee equal to 5% of the aggregate gross proceeds actually received by the Company from the partial exercise of the Existing Warrants and to reimburse up to $5,000 for its actual and accountable out-of-pocket expenses and disbursements related to this transaction. A copy of this engagement agreement is filed as Exhibit 1.1 to this Current Report on Form 6-K.

The offer and resale of the Existing Warrants and Class A Ordinary Shares underlying the Existing Warrants have been registered pursuant to registration statements on Form F-1 (File No. 333-295783, 333-297290, 333-297612, and 333-298531) with respect to the Existing Warrants. Each registration statement is currently effective for the resale of the Class A Ordinary Shares issuable upon the exercise of the Existing Warrants.

The foregoing descriptions of the Agreement and the New Warrants are not complete and are qualified in their entirety by reference to the full text of the form of Agreement and the form of the New Warrants, copies of which are filed hereto as Exhibits 10.1 and 4.1, respectively, to this Report on Form 6-K and are incorporated by reference herein.

In connection with the transaction, the Company issued a press release on November 5, 2026. A copy of the press release is furnished as Exhibit 99.1 to this report.

This Form 6-K shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

EXHIBIT INDEX

Exhibit No.	Description
1.1	Engagement Letter by and between the Company and Maxim Group LLC, dated November 5, 2026
4.1	Form of the New Warrants
10.1	Form of Inducement Offer to Exercise Ordinary Shares Purchase Warrants
99.1	Press Release, dated November 5, 2026, titled “Elong Power Holding Limited Enters into Approximately $3.26 Million Warrant Inducement”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Elong Power Holding Limited

Date: November 6, 2026	By:	/s/ Xiaodan Liu
	Name:	Xiaodan Liu
	Title:	Chief Executive Officer and Chairwoman of the Board of Directors

Exhibit 1.1

November 5, 2026

VIA ELECTRONIC DELIVERY

Xiaodan Liu

Chief Executive Officer and Chairwoman of the Board

Elong Power Holding Limited

3 Yan Jing Li Zhong Jie

Jiatai International Plaza

Block B, Room 2110

Beijing, China 100025

Dear Xiaodan:

We are pleased that Elong Power Holding Limited (collectively, with its subsidiaries the “Company”) has decided to retain Maxim Group LLC (the “Financial Advisor”) to provide general financial advisory and investment banking services to the Company as set forth herein. This letter agreement (“Agreement”) will confirm the Financial Advisor’s acceptance of such retention and set forth below are the terms of our engagement.

WHEREAS, the Company hereby retains the Financial Advisor as its exclusive lead warrant solicitation agent in connection with its contemplated solicitation of the exercise of the Company’s Warrants (as defined below) pursuant to the Inducement Letter (as defined below) for the period of time set forth herein, and

WHEREAS, the Company previously issued to certain institutional investors (the “Holders”) (i) ordinary shares purchase warrants on May 18, 2026, pursuant to a securities purchase agreement dated May 16, 2026 (the “May 2026 Warrants”), (ii) ordinary shares purchase warrants on July 13, 2026, pursuant to a securities purchase agreement dated July 10, 2026 (the “July 2026 Warrants”), and (iii) ordinary shares purchase warrants on August 4, 2026, pursuant to a securities purchase agreement dated August 3, 2026 (the “August 2026 Warrants”, collectively with the May 2026 Warrants and the July 2026 Warrants, the “Warrants”), in each case exercisable into the Company’s Class A ordinary shares, par value US$0.0000001 per share (the “Ordinary Shares”).

WHEREAS, the Company and the Holders intend to enter into an inducement offer letter agreement (the “Inducement Letter”), pursuant to which the Holders will exercise the Warrants for cash at a reduced inducement exercise price of $1.80 per share (the “Warrant Exercise”) and, in consideration therefor, the Company will issue to the Holders, in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, new unregistered ordinary shares purchase warrants to purchase a number of Ordinary Shares equal to 150% of the number of Ordinary Shares issued upon the Warrant Exercise, which will be exercisable immediately upon issuance at an exercise price of $2.50 per share and will expire on November 6, 2029 (the “New Warrants”).

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto agree as follows:

1. Compliance With Applicable Securities Laws/Best Efforts. Each of the Company and the Financial Advisor agree that the Financial Advisor’s solicitation of the exercise of the Warrants shall be consistent with applicable federal and state securities laws, the guidelines of the Financial Industry Regulatory Authority (“FINRA”), applicable SEC rules and regulations, including but not limited to Regulation M, the rules and regulations of the Nasdaq Capital Market Exchange and disclosure of the Company’s compensation arrangement with the Financial Advisor will be made in documents provided to the holders of the Warrants. Moreover, the Financial Advisor shall, consistent with its obligations under applicable laws and the rules and regulations of FINRA, use its reasonable best efforts to maximize the number of Warrants which are exercised, including appropriate communications with certain record owners and beneficial owners of the Warrants.

Members FINRA & SIPC 300 Park Ave. 16 FL * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

Elong Power Holding Limited

November 2026

2. Compensation. The Company shall pay to the Financial Advisor a cash fee equal to 5.0% of the aggregate gross proceeds actually received by the Company from the Warrant Exercise in connection with the solicitation by the Financial Advisor (the “Solicitation Fee”). For the avoidance of doubt, no fee or other compensation shall be payable to the Financial Advisor hereunder in connection with the issuance of the New Warrants or any subsequent exercise of the New Warrants.

3. Timing of Payment. Within one (1) business day following the receipt by the Company of the aggregate exercise price paid in connection with the Warrant Exercise, the Company shall pay the Solicitation Fee to the Financial Advisor.

4. Representation and Warranties of the Company. (a) The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company and the shareholders of the Company, if required, and no further consent or authorization is required by the Company, the board of directors of the Company or of its shareholders. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement. This Agreement constitutes the legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by insolvency, bankruptcy or other similar laws affecting creditors’ rights generally.

(c) The Ordinary Shares underlying the Warrants have been duly authorized, have been duly reserved for issuance and upon exercise of the Warrants and payment to the Company of the exercise price therefor, the Ordinary Shares underlying the Warrants will be validly issued, fully paid and non-assessable.

(d) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provisions of Memorandum and Articles of Association of the Company, each as amended to date; (ii) require any consent, approval, authorization or permit from, or filing with or notification to, any United States or foreign governmental or regulatory authority or other third party, except for any such consents approvals, authorizations, permits, filings or notifications, the absence of which would not have a material adverse effect on the Company, the Warrants or the New Warrants, (iii) result in a breach of the terms, conditions or provisions of, constitute a default under or cause, permit or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material agreement to which the Company is a party to.

Members FINRA & SIPC 300 Park Ave. 16 FL * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

Elong Power Holding Limited

November 2026

5. Information. In connection with the Financial Advisor’s activities hereunder, the Company will fully cooperate with the Financial Advisor and furnish them upon request with all information regarding the business, operations, properties, financial condition, legal condition, litigation status, management and prospects of the Company (all such information so furnished being the “Information”) that the Financial Advisor deems appropriate for conducting their due diligence and will provide them with access to the Company’s officers, directors, employees, consultants, independent accountants and legal counsel. The Company represents and warrants to the Financial Advisor that all Information made available to the Financial Advisor hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. The Company further represents and warrants that any projections and other forward-looking information provided by it to the Financial Advisor will have been prepared in good faith and will be based upon assumptions (which shall be disclosed by the Company) which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that the Financial Advisor: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company. Any advice rendered by the Financial Advisor pursuant to this Agreement may not be disclosed publicly without the Financial Advisor’s prior written consent. The Financial Advisor hereby acknowledges that certain of the Information received by the Financial Advisor may be confidential and/or proprietary, including Information with respect to the Company’s technologies, products, business plans, marketing, and other Information which must be maintained by the Financial Advisor as confidential. The Financial Advisor agrees that it will not disclose such confidential and/or proprietary Information to any other companies in the industry in which the Company is involved without the Company’s consent.

6. Expenses. In addition to payment to the Financial Advisor of the compensation set forth in Section 2 hereof, the Company shall promptly upon request from time to time reimburse the Financial Advisor for all reasonable expenses (including, without limitation, fees and disbursements of counsel and all travel and other out-of-pocket expenses) incurred by the Financial Advisor in connection with its engagement hereunder, in an amount not to exceed an aggregate of $5,000.

7. Indemnification. The Company agrees to indemnify the Financial Advisor in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

8. Other Activities. The Company acknowledges that the Financial Advisor has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is or may be involved. Subject to the confidentiality provisions of the Financial Advisor contained in Section 5 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of the Financial Advisor or of any past, present or future member, manager, partner, officer, director, owner, employee, agent or representative of or investor in the Financial Advisor, to be a member, manager, partner, officer, director, owner, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar, dissimilar or conflicting in nature to the Company’s business, nor to limit or restrict the right of the Financial Advisor and the foregoing persons and entities to render services of any kind to any other corporation, firm, individual or association. The Financial Advisor may, but shall not be required to, present opportunities to the Company.

9. Section left intentionally blank.

10. Termination; Survival of Provisions. The Agreement shall become effective upon the date of mutual execution by both parties to this Agreement, and it shall continue to be in effect for three (3) months following such execution. Either the Company or the Financial Advisor shall be entitled to terminate this Agreement after providing five (5) business days prior notice to the other party. Notwithstanding anything expressed or implied herein to the contrary: the terms and provisions of Sections 2, 3, 5, 6, 7 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), this Section 10 through 18, shall survive the termination of this Agreement.

Members FINRA & SIPC 300 Park Ave. 16 FL * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

Elong Power Holding Limited

November 2026

11. Notices. All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, or by facsimile transmission, if to the Financial Advisor, to Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York 10022, Attention: James Siegel, Esq., General Counsel, Fax No. (212) 895-3860, and if to the Company, to the address, set forth on the first page of this Agreement. Any notice delivered personally or by fax shall be deemed given upon receipt (with confirmation of receipt required in the case of fax transmissions); any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

12. Governing Law; Venue; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles. The Company irrevocably agrees that any suit, claim, action or proceeding of any kind or nature whatsoever arising out of this Agreement or any of the agreements, transactions or matters contemplated hereby, which is brought by or against the Company shall be brought in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York. The Company further irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York for the purpose of any suit, claim, action or other proceeding of any kind or nature whatsoever arising out of this Agreement, or any of the agreements , transactions or matters contemplated hereby, which is brought by or against the Company, and agrees that service of process in connection with any such suit, claim, action or proceeding may be made upon the Company in accordance with Section 11 hereof it being agreed that such service shall be good and valid service to which the Company shall not challenge by way of objection, defense or otherwise.. The parties hereby expressly waive all rights to trial by jury in any suit, claim, action or proceeding arising under this Agreement, or any of the agreements, transactions or matters contemplated hereby.

13. Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

14. Headings. The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

15. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither the Financial Advisor nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

16. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges and agrees that the Financial Advisor is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of the Financial Advisor hereunder, all of which are hereby expressly waived.

17. Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any of the terms or conditions of this Agreement or of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

18. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

[Signature Page and Exhibit A Follows]

Members FINRA & SIPC 300 Park Ave. 16 FL * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

Elong Power Holding Limited

November 2026

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement in the space provided below and return it to us.

Best Regards,

MAXIM GROUP LLC

By:
Alex Jin
Head of Asia, Investment Banking

By:
Ritesh M. Veera
Co-Head of Investment Banking

Agreed to and accepted this 5th day of November 2026

ELONG POWER HOLDING LIMITED

By:
Xiaodan Liu
Chief Executive Officer and Chairwoman of the Board

[Exhibit A Follows]

Members FINRA & SIPC 300 Park Ave. 16 FL * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

Elong Power Holding Limited

November 2026

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless the Financial Advisor and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, attorneys fees, costs, expenses and disbursements of any kind or nature whatsoever, and any and all actions, suits, proceedings and investigations of any kind or nature whatsoever in respect thereof and any and all legal fees and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the legal fees, consulting or expert fees, costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, the Financial Advisor’ acting for the Company, including, without limitation, any act or omission by the Financial Advisor in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and the Financial Advisor to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any Agency Agreement), or the enforcement by the Financial Advisor of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of the Financial Advisor by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): The Financial Advisor, its present, former and future affiliated entities, managers, members, officers, directors, owners ,partners, stockholders, employees, legal counsel, agents, representatives and controlling persons (within the meaning of the federal securities laws), and its and their affiliated entities, managers, members, officers, directors, owners, partners, stockholders, employees, legal counsel, agents, representatives and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for and pay any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of the Financial Advisor, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant or claimants to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

Members FINRA & SIPC 300 Park Ave. 16 FL * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

Elong Power Holding Limited

November 2026

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by the Financial Advisor in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by the Financial Advisor pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

The Company shall be required to advance to the Indemnified Parties all legal fees, consultant and expert fees, costs, disbursements and other expenses relating to, associated with or arising from the Losses.

Members FINRA & SIPC 300 Park Ave. 16 FL * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

ORDINARY SHARE PURCHASE WARRANT

ELONG POWER HOLDING LIMITED

Warrant Shares: [_______]	Issuance Date: November 6, 2026

THIS ORDINARY SHARE PURCHASE WARRANT (this “Warrant”) certifies that, for value received, [_____________] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on the third (3) year anniversary of the Initial Exercise Date, provided that, if such date is not a Trading Day, then the next Trading Day (the “Termination Date”) but not thereafter, to subscribe for and purchase from ELONG POWER HOLDING LIMITED, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), up to [______] Ordinary Shares (as subject to adjustment hereunder, the “Warrant Shares”) at the per share purchase as set forth under Section 2(b).

Section 1. Definitions. In addition to the terms defined in that certain Warrant Inducement Letter, dated November 5, 2026, among the Company and the parties signatory thereto (the “Inducement Letter”) and elsewhere in this Warrant, the following terms have the meanings indicated in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the bid price of the Ordinary Shares for the time in question (or the nearest preceding date) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Ordinary Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Ordinary Share so reported, or (d) in all other cases, the fair market value of an Ordinary Share as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York and the Cayman Islands are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York and the Cayman Islands generally are open for use by customers on such day.

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Floor Price” means a price equal to $0.502, as adjusted for share dividends, share splits, share combinations and other similar transactions.

“Ordinary Shares” means the Class A ordinary shares of the Company, par value of US$0.0000001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Ordinary Share Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means any subsidiary of the Company, and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the Ordinary Shares are traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means Transhare Corporation., the current transfer agent of the Company, with a mailing address of Bayside Center 1, 17755 US Highway 19 N, Suite 140, Clearwater FL 33764, and any successor transfer agent of the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Ordinary Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Ordinary Share so reported, or (d) in all other cases, the fair market value of an Ordinary Share as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrants” means this Warrant and other Ordinary Share purchase warrants issued by the Company pursuant to the Inducement Letter.

Section 2. Exercise.

a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise on the Trading Day on receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price. The initial exercise price per Ordinary Share under this Warrant shall be $2.50, subject to adjustment hereunder.

c) Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Warrant Shares to the Holder, then this Warrant may only be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) the highest Bid Price of the Ordinary Shares on the principal Trading Market as reported by Bloomberg L.P. (“Bloomberg”) within two (2) hours of the time of the Holder’s delivery of the Notice of Exercise pursuant to Section 2(a) hereof if such Notice of Exercise is delivered during “regular trading hours,” or within two (2) hours after the close of “regular trading hours” on a Trading Day or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is delivered pursuant to Section 2(a) hereof after two (2) hours following the close of “regular trading hours” on such Trading Day;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =	the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares being issued shall take on the registered characteristics of the Warrants being exercised. The Company agrees not to take any position contrary to this Section 2(c).

d) Mechanics of Exercise.

i. Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) this Warrant is being exercised via cashless exercise, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earlier of (i) one (1) Trading Day after the delivery to the Company of the Notice of Exercise and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”), provided that the payment of the aggregate Exercise Price (other than in the instance of a cashless exercise) is received by the Company by the Warrant Share Delivery Date. Upon delivery of the Notice of Exercise, the Holder shall be deemed, solely for purposes of Regulation SHO under the Securities Act to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver or cause the delivery to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Ordinary Shares on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the third Trading Day after the Warrant Share Delivery Date) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Ordinary Shares as in effect on the date of delivery of the Notice of Exercise.

ii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii. Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv. Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Ordinary Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of this Warrant to purchase Ordinary Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company with written notice indicating the amounts payable to the Holder with respect to the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Ordinary Shares upon exercise of the Warrant as required pursuant to the terms hereof.

v. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall round up to the nearest whole share.

vi. Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii. Closing of Books. The Company will not close its shareholder books or records in any manner, which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

e) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding Ordinary Shares, a Holder may rely on the number of outstanding Ordinary Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares was reported. The “Beneficial Ownership Limitation” shall be [9.99/4.99%] of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to the successor holder of this Warrant.

Section 3. Certain Adjustments.

a) Share Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions to all holders of its Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon exercise of this Warrant), (ii) subdivides issued and outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of reverse share split) issued and outstanding Ordinary Shares into a smaller number of shares, or (iv) issues by reclassification of Ordinary Shares any shares of share capital of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares issued and outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the date of payment of such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

b) Share Combination Event Adjustment. If at any time after the Initial Exercise Date, there occurs any share split, share dividend, reverse share split, or share combination, recapitalization or other similar transaction involving the Ordinary Shares (each, a “Share Combination Event”, and the date of such Share Combination Event (or if the Share Combination Event occurs after the close of Trading on the Principal Market, the Trading Day following such date), the “Share Combination Event Date”), then, in addition and after giving effect to the adjustments for that Share Combination Event elsewhere in this Section 3, the Exercise Price shall be reduced, but in no event increased, to the lowest VWAP during the period commencing five consecutive Trading Days immediately preceding and ending on the fifth Trading Day immediately following the Share Combination Event Date (as applicable, the “Event Market Price” and such period, the “Share Combination Adjustment Period”); provided, that in calculating the Event Market Price, the VWAP for Trading Days prior to the Share Combination Event Date shall be the VWAP reported after adjusting pursuant to Section 3(a) hereof). The adjustment of the Exercise Price shall take effect beginning at the close of trading on the Principal Market on the first day of the Share Combination Adjustment Period and continuing each Trading Day thereafter until the close of trading on the Principal Market on the last day of the Share Combination Adjustment Period, effective at the close of trading on the Principal Market on each Trading Day during the Share Combination Adjustment Period. For each adjustment of the Exercise Price under this Section 3(b) the number of Warrant Shares issuable upon exercise of this Warrant (such resulting number, the “Share Combination Issuable Shares”) shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price on the Issuance Date for the Warrant Shares then outstanding. For the avoidance of doubt, (A) if the Holder delivers a Notice of Exercise during the Share Combination Adjustment Period, the Exercise Price shall equal the lower of (1) the Exercise Price then in effect and (2) the lowest applicable Event Market Price as of the most recent close of trading on the Principal Market as of the day and time on which the Notice of Exercise is delivered (which shall equal the lowest VWAP during the Share Combination Adjustment Period as of such day and time), and (B) if as of the end of the Share Combination Adjustment Period the Event Market Price is not lower than the Exercise Price in effect prior to the Share Combination Adjustment Period, then no adjustment to the Exercise Price or number of Warrant Shares shall occur under this Section 3(b).

c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time, while this Warrant is outstanding, the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to all record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to all holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Ordinary Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

e) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company and all of its Subsidiaries, taken as a whole, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of greater than 50% of the outstanding Ordinary Shares or greater than 50% of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires greater than 50% of the outstanding Ordinary Shares or greater than 50% of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of Ordinary Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company’s control, including not approved by the Company’s Board of Directors, the Holder shall only be entitled to receive from the Company or any Successor Entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Ordinary Shares of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Ordinary Shares are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Ordinary Shares of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Ordinary Shares will be deemed to have received common stock of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of (1) the 30 day volatility, (2) the 100 day volatility or (3) the 365 day volatility, each of clauses (1)-(3) as obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the VWAP immediately preceding the public announcement of the applicable contemplated Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier), (D) a remaining option time equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to Holders of a majority in interest of the Warrants (based on the number of Warrant Shares underlying such Warrants) then outstanding (as determined without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for, the Company under this Warrant (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Warrant referring to the “Company” shall refer instead to the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Warrant with the same effect as if such Successor Entity or Successor Entities, jointly and severally, had been named as the Company herein. For the avoidance of doubt, the Holder shall be entitled to the benefits of the provisions of this Section 3(e) regardless of (i) whether the Company has sufficient authorized Ordinary Shares for the issuance of Warrant Shares and/or (ii) whether a Fundamental Transaction occurs prior to the Initial Exercise Date.

f) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding.

g) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Shares rights or warrants to subscribe for or purchase any shares of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Warrant Register of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report on Form 6-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as otherwise be expressly set forth herein.

h) Subsequent Equity Sale. If the Company at any time while this Warrant is outstanding, shall sell, enter into an agreement to sell, or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Ordinary Shares or Ordinary Share Equivalents other than Exempt Issuances (as defined in the Securities Purchase Agreement), at an effective price per share less than the Exercise Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), then effective as of the close of trading on the last Trading Day of the New Issuance Adjustment Period (as defined below) for each Dilutive Issuance the Exercise Price shall be reduced, but in no event increased, to the lower of the (1) Base Share Price and the (2) lowest VWAP during the period commencing five consecutive Trading Days immediately preceding and ending on the fifth Trading Day immediately following the consummation of such Dilutive Issuance (as applicable, the “New Issuance Price” and such period, the “New Issuance Adjustment Period”). The Company shall notify the Holder, in writing, no later than the second Trading Day following the issuance or deemed issuance of any Dilutive Issuance, subject to this Section 3(h), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). Notwithstanding the foregoing, if the Company enters into a Variable Rate Transaction, the Company shall be deemed to have issued Ordinary Share or Ordinary Share Equivalents at the lowest possible price, conversion price or exercise price at which such securities may be issued, converted or exercised. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any Ordinary Shares or Ordinary Share Equivalents either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the Ordinary Shares at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Ordinary Shares, other than in connection with customary anti-dilution adjustments resulting from future share splits, share dividends or similar transactions, or (ii) issues or sells any amortizing convertible security that amortizes prior to its maturity date, whereby it is required to or has the option to (or the investor in such security has the option to require the Company to) make such amortization payments in Ordinary Shares (whether or not such payments in shares are subject to certain equity conditions) or (iii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or “at-the-market” offering, whereby it may sell securities at a future determined price, regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled, provided that any issuance of shares upon the exercise of the Warrants will not be deemed a Variable Rate Transaction. For the avoidance of doubt, for purposes of calculating any exercise price with respect to Ordinary Share Equivalents, the Ordinary Share Equivalents shall be deemed to have been exercised solely by payment in cash of the exercise price therefor, and no cashless exercise mechanism shall be taken into account. For the purposes of this Section 3(h), pre-funded warrants to purchase Ordinary Shares shall be treated as Ordinary Shares.

For purposes of this Section 3(h), the “effective price per share” with respect to any issuance of Ordinary Shares or Ordinary Share Equivalents shall be calculated as follows:

i. Issuance of Options. If the Company in any manner grants, issues or sells (or enters into any agreement to grant, issue or sell) any Options and the lowest price per share for which one share of Ordinary Shares is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Ordinary Share Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Ordinary Shares shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting, issuance or sale (or the time of execution of such agreement to grant, issue or sell, as applicable) of such Option for such price per share. For purposes of this Section 3(h)(i), the “lowest price per share for which one share of Ordinary Shares is at any time issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Ordinary Share Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Ordinary Shares upon the granting, issuance or sale (or pursuant to the agreement to grant, issue or sell, as applicable) of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Ordinary Share Equivalent issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Ordinary Shares is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Ordinary Share Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting, issuance or sale (or the agreement to grant, issue or sell, as applicable) such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Ordinary Share Equivalent issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares or of such Ordinary Share Equivalents upon the exercise of such Options or otherwise pursuant to the terms of or upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Ordinary Share Equivalents.

ii. Issuance of Ordinary Share Equivalents. If the Company in any manner issues or sells (or enters into any agreement to issue or sell) any Ordinary Share Equivalents and the lowest price per share for which one share of Ordinary Shares is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Ordinary Shares shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale (or the time of execution of such agreement to issue or sell, as applicable) of such Ordinary Share Equivalents for such price per share. For the purposes of this Section 3(h)(ii), the “lowest price per share for which one share of Ordinary Shares is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Ordinary Shares upon the issuance or sale (or pursuant to the agreement to issue or sell, as applicable) of the Ordinary Share Equivalent and upon conversion, exercise or exchange of such Ordinary Share Equivalent or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Ordinary Share Equivalent for which one share of Ordinary Shares is issuable (or may become issuable assuming all possible market conditions) upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Ordinary Share Equivalent (or any other Person) upon the issuance or sale (or the agreement to issue or sell, as applicable) of such Ordinary Share Equivalent plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Ordinary Share Equivalent (or any other Person). Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Ordinary Share Equivalents or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Ordinary Share Equivalents is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 3(h), except as contemplated below, no further adjustment of the Exercise Price shall be made by reason of such issuance or sale.

iii. Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Ordinary Share Equivalents, or the rate at which any Ordinary Share Equivalents are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 3(a)), the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Ordinary Share Equivalents provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(h)(iii), if the terms of any Option or Ordinary Share Equivalent that was outstanding as of the Initial Exercise Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Ordinary Share Equivalent and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 3(h) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

iv. Calculation of Consideration Received. If any Option and/or Ordinary Share Equivalents and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Holder, the “Primary Security”, and such Option and/or Ordinary Share Equivalents and/or Adjustment Right, the “Secondary Securities” and together with the Primary Security, each a “Unit”), together comprising one integrated transaction, the aggregate consideration per share of Ordinary Shares with respect to such Primary Security shall be deemed to be the lowest of (x) the purchase price of such Unit, (y) if such Primary Security is an Option and/or Ordinary Share Equivalent, the lowest price per share for which one share of Ordinary Shares is at any time issuable upon the exercise or conversion of the Primary Security in accordance with Section 3(h)(i) or 3(h)(ii) above and (z) the lowest VWAP of the Ordinary Shares on any Trading Day during the ten (10) Trading Day period (the “Adjustment Period”) beginning five (5) Trading Days before and ending five (5) Trading Days immediately following the public announcement of such Dilutive Issuance (for the avoidance of doubt, if such public announcement is released prior to the opening of the applicable Trading Market on a Trading Day, such Trading Day shall be the first Trading Day in such five Trading Day period and if this Warrant is exercised, on any given Exercise Date during any such Adjustment Period, solely with respect to such portion of this Warrant converted on such applicable Exercise Date, such applicable Adjustment Period shall be deemed to have ended on, and included, the Trading Day immediately prior to such Exercise Date). If any Ordinary Shares, Options or Ordinary Share Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any Ordinary Shares, Options or Ordinary Share Equivalents are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security beginning five (5) Trading Days before and ending five (5) Trading Days immediately following the date of receipt. If any Ordinary Shares, Options or Ordinary Share Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Ordinary Share Equivalents (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company. For purposes of hereof, “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with this Section 3(h) of Ordinary Shares that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

v. Record Date. If the Company takes a record of the holders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

i) Floor Price. Other than any adjustments made pursuant to Section 3(b) and Section 3(h) above, in no event, at any time while this Warrant is outstanding shall the Exercise Price be adjusted to a price that is less than the Floor Price, including, for the avoidance of doubt, any adjustments provided in this Warrant.

Section 4. Transfer of Warrant.

a) Transferability. This Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b) New Warrants. This Warrant may be divided into or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5. Miscellaneous.

a) No Rights as Shareholder; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the issuance of Warrant Shares upon exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any share certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or share certificate, if mutilated, the Company will make and deliver a new Warrant or share certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate.

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then such action may be taken or such right may be exercised on the next succeeding Trading Day.

d) Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued share capital a sufficient number of Ordinary Shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Ordinary Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holders of a majority in interest of the Warrants (based on the number of Warrant Shares underlying such Warrants) then outstanding which are not beneficially owned by Affiliates of the Company, the Company shall not by any action, including, without limitation, amending its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment; provided, however, that no modification of the terms (including but not limited to the adjustments described in Section 3) upon which the Warrants are exercisable or the rights of holders of Warrants to receive liquidated damages or other payments in cash from the Company or reducing the percentage required for consent to modification of this Warrant may be made without the consent of the Holder of each outstanding Warrant affected thereby. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, except for any increase as a result of any share consolidation as set forth in Section 3(a), (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action, which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that, subject to applicable law, such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at 3 Yan Jing Li Zhong Jie, Jiatai International Plaza, Block B, Room 2110, Beijing, China 100025, Attention: Chief Executive Officer, email address: liuxiaodan@elongpower.com, or such other email address or address as the Company may specify for such purposes by notice to the Holders. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report on Form 6-K.

i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Ordinary Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l) Amendment. Other than Section 2(e) and this Section 5(l), which may not be amended, this Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company, on the one hand, and the Holder, on the other hand.

m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first indicated above.

ELONG POWER HOLDING LIMITED

By:
Name:
Title:

NOTICE OF EXERCISE

To: ELONG POWER HOLDING LIMITED

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[   ] in lawful money of the United States; or

[    ] if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _________________________________________________

Name of Authorized Signatory: ___________________________________________________________________

Title of Authorized Signatory: ____________________________________________________________________

Date: ________________________________________________________________________________________

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______

Holder’s Signature:

Holder’s Address:

Exhibit 10.1

Elong Power Holding Limited

3 Yan Jing Li Zhong Jie

Jiatai International Plaza

Block B, Room 2110

Beijing, China 100025

November 5, 2026

Holder of Ordinary Shares Purchase Warrants

Re: Inducement Offer to Exercise Ordinary Shares Purchase Warrants

Dear Holder:

Elong Power Holding Limited (the “Company”) is pleased to offer to you the opportunity to exercise all of the (i) ordinary shares purchase warrants issued to the Holder on May 18, 2026 (“May Existing Warrants”), pursuant to that certain securities purchase agreement, dated May 15, 2026, by and between the Company and the Holder (as defined below) set forth on the signature page thereto (the “May SPA”); (ii) ordinary shares purchase warrants issued to the Holder on July 13, 2026 (“July Existing Warrants”), pursuant to that certain securities purchase agreement dated July 10, 2026, by and between the Company and the Holder (as defined below) set forth on the signature page thereto (the “July SPA”); and (iii) ordinary shares purchase warrants issued to the Holder on August 4, 2026 (“August Existing Warrants”, collectively with May Existing Warrants and July Existing Warrants, the “Existing Warrants”), pursuant to that certain securities purchase agreement, dated August 3, 2026, by and between the Company and the Holder (as defined below) set forth on the signature page thereto (the “August SPA”, collectively with the May SPA, and the July SPA, the “Purchase Agreements”), currently held by you (the “Holder”). The offer and resale of the class A ordinary shares of par value of US$0.0000001 each of the Company (the “Ordinary Shares”), underlying the Existing Warrants (“Warrant Shares”) have been registered pursuant to registration statements on Form F-1, as amended (file number 333-295783, 333-297290, 333-297612, and 333-298531) (collectively, the “Registration Statements”). Each applicable Registration Statement is currently effective and, upon exercise of the Existing Warrants pursuant to this letter agreement, will be effective for the issuance or sale, as the case may be, of the Warrant Shares. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Warrants.

In consideration for exercising in full all of the Existing Warrants held by you and set forth on the signature page hereto at an inducement exercise price per Warrant Share of $1.80 (the “Warrant Exercise”), the Company hereby offers to issue you or your designee,

(a)	for the Existing Warrants exercised hereunder, a new series of Ordinary Shares Purchase Warrants (“New Warrants”) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”) to purchase a quantity of Ordinary Shares equal to 150% of the number of Warrant Shares issued pursuant to the exercise of the Existing Warrants hereunder, which New Warrants shall be substantially in the form of the August Existing Warrants, will be exercisable immediately with an expiration date on November 6, 2029, and an exercise price equal to $2.50.

The original New Warrant certificates will be delivered within two Business Days following the date hereof. Notwithstanding anything herein to the contrary, in the event the exercise of Existing Warrants would otherwise cause the Holder to exceed the beneficial ownership limitations (“Beneficial Ownership Limitation”) set forth in Section 2(e) of the Existing Warrants, the Company shall only issue such number of Warrant Shares to the Holder that would not cause the Holder to exceed the maximum number of Warrant Shares permitted thereunder with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitations, which abeyance shall be evidenced through the Existing Warrants which shall be deemed prepaid thereafter, and exercised pursuant to a Notice of Exercise in the Existing Warrant (provided no additional exercise shall be payable) (“Abeyance Warrants”).

Expressly subject to the paragraph immediately following this paragraph below, Holder may accept this offer by signing this letter below, with such acceptance constituting Holder’s exercise in full of the Existing Warrants (excluding the Abeyance Warrants, if any, described in the foregoing paragraph) for an aggregate exercise price set forth on the Holder’s signature page hereto (the “Warrants Exercise Price”) on or before 12:15 p.m. Eastern Time on November 5, 2026. If this offer is not accepted by such time, it shall automatically expire and be of no further force or effect.

Additionally, the Company agrees to the representations and warranties set forth on Annex A attached hereto. Holder represents and warrants that it is an “accredited investor” as defined in Rule 501 of the Securities Act, it is acquiring the New Warrants and the New Warrant Shares (as defined below) for its own account and not with a view to, or for distributing or reselling, such securities in violation of the Securities Act; it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment; it is not acquiring the New Warrants as a result of any general solicitation or general advertising; and, since the time it was first contacted regarding the transactions contemplated hereby, it has not engaged in any short sales or hedging transactions in the Company’s securities. The Holder agrees that the New Warrants will contain restrictive legends when issued, and neither the New Warrants nor the Ordinary Shares issuable upon exercise of the New Warrants (the “New Warrant Shares”) will be registered under the Securities Act, except in the discretion of the Company.

The Holder understands that the New Warrants and the New Warrant Shares are not, and may never be, registered under the Securities Act, or the securities laws of any state and, accordingly, each certificate, if any, representing such securities shall bear a legend substantially similar to the following:

“THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.”

As soon as practicable (and in any event within thirty (30) calendar days of the date of this letter agreement), the Company shall file a registration statement (the “Resale Registration Statement”) on Form F-3 or Form F-1 providing for the resale by the Holder of the New Warrant Shares issued and issuable upon exercise of the New Warrants. The Company shall use commercially reasonable efforts to cause such Resale Registration Statement to become effective within forty-five (45) calendar days of the date of this letter agreement (or within ninety (90) calendar days of the date of this letter agreement if the Commission issues a “full review”). The Company shall use commercially reasonable efforts to keep such Resale Registration Statement effective at all times until the earlier of (i) the date the Holder does not own any New Warrants or New Warrant Shares issuable upon exercise thereof, and (ii) the date all New Warrant Shares may be sold by the Holder pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. Notwithstanding the foregoing, the Company may suspend the use of the Resale Registration Statement for up to thirty (30) consecutive days and not more than sixty (60) days in any twelve-month period if the Company’s board of directors determines in good faith that such suspension is necessary to avoid disclosure of material non-public information or to amend or supplement the Resale Registration Statement.

Certificates evidencing New Warrant Shares underlying the New Warrants shall not contain any legend (including the legend set forth above), (i) while a registration statement covering the resale of such New Warrant Shares is effective under the Securities Act, (ii) following any sale of such New Warrant Shares pursuant to Rule 144 under the Securities Act, (iii) if such New Warrant Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such New Warrant Shares and without volume or manner-of-sale restrictions, (iv) if such New Warrant Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144 as to such New Warrant Shares, or (v) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission and the earliest of clauses (i) through (v), the “Delegend Date”)). The Company shall cause its counsel to issue a legal opinion to the transfer agent promptly after the Delegend Date if required by the Company and/or the transfer agent to effect the removal of the legend hereunder, which opinion shall be in form and substance reasonably acceptable to the Company’s transfer agent, provided that the Holder has delivered to the Company and its counsel such customary representation letters and other documentation as they may reasonably request. If such New Warrant Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such New Warrant Shares shall be issued free of all legends. The Company agrees that following the Delegend Date or at such time as such legend is no longer required under this paragraph, it will, no later than two (2) Trading Days following the delivery by the Holder to the Company or the transfer agent of a certificate representing the Ordinary Shares underlying the New Warrants issued with a restrictive legend, together with any documentation reasonably requested pursuant to this paragraph (such second Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to the Holder a certificate representing such Ordinary Shares that is free from all restrictive and other legends or, at the request of the Holder shall credit the account of the Holder’s prime broker with the Depository Trust Company System as directed by the Holder.

If this offer is accepted and the transaction documents are executed on or before 12:15 p.m. ET on November 5, 2026, then on or before 12:30 p.m. ET on the same Trading Day, the Company, to the Company’s knowledge, shall issue a press release disclosing all material terms of the transactions contemplated hereunder. From and after the issuance of such press release, the Company represents to you that it shall have publicly disclosed all material, non-public information delivered to you by the Company, or any of its officers, directors, employees or agents in connection with the transactions contemplated hereunder. In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under relating to the transactions contemplated hereunder, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and you and your Affiliates on the other hand, shall terminate. The Company represents, warrants and covenants that, upon acceptance of this offer, and subject to the continued effectiveness and availability of the applicable Registration Statement, the Ordinary Shares underlying the Existing Warrants shall be issued free of any legends or restrictions on resale by Holder and all of the Warrant Shares shall be delivered electronically through the Depository Trust Company within two (2) Business Days of the date the Company receives the Warrants Exercise Price (or, with respect to Warrant Shares that would otherwise be in excess of the Beneficial Ownership Limitation, within 2 Business Days of the date the Company is notified by Holder that its ownership is less than the Beneficial Ownership Limitation). The terms of the Existing Warrants, including but not limited to the obligations to deliver the Warrant Shares, shall otherwise remain in effect as if the acceptance of this offer were a formal Notice of Exercise (including but not limited to any liquidated damages and compensation in the event of late delivery of the Warrant Shares, which shall not accrue for any period prior to the Company’s receipt of the Warrants Exercise Price in full).

The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of the Warrant Shares, provided that the Company shall not be responsible for any income, franchise, withholding or similar taxes imposed on the Holder. This letter agreement shall be construed and enforced in accordance with the laws of the State of New York, without regards to conflicts of laws principles. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby.

***************

Within one Business Day from the Holder’s execution of this letter, the Holder shall make payment to the Company with immediately available funds equal to the number of Warrant Shares being exercised multiplied by $1.80 and the Company shall deliver the Warrant Shares to the Holder and shall deliver the New Warrants registered in the name of the Holder within one Business Day from receipt of such payment.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

Elong Power Holding Limited

By:
Name:	Xiaodan Liu
Title:	Chief Executive Officer

Accepted and Agreed to:

Name of Holder:
Signature of Authorized Signatory of Holder:
Name of Authorized Signatory:
Title of Authorized Signatory:
Number of May Existing Warrants being exercised
Number of July Existing Warrants being exercised
Number of August Existing Warrants being exercised
New Warrants: (150% of total Warrant Shares issued upon exercise of the Existing Warrants):
DTC Instructions:

Annex A

Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Holder:

(a) Affirmation of Prior Representations and Warranties. The Company hereby represents and warrants to the Holder that, except as disclosed in the Company’s public reports filed with or furnished to the SEC subsequent to the applicable Purchase Agreement, the Company’s representations and warranties as set forth in Section 3.1 of each Purchase Agreement, as applicable, between the Company and each purchaser identified on the signature pages thereto, are true and correct as of the date hereof.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its shareholders in connection therewith. This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s memorandum or articles of association or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or in its ability to perform its obligations under this letter agreement.

(d) Registration Statement. The Warrant Shares are registered for issuance on Registration Statements and as of the date hereof, Company has not received any notice that the Commission has issued or intends to issue a stop order with respect to any Registration Statement. The Company shall use commercially reasonable efforts to keep each applicable Registration Statement effective and available for use by the Holder until all Warrant Shares underlying the Existing Warrants are sold by the Holder or may be sold without restriction under Rule 144.

(e) Issuance of the New Warrant. The issuance of the New Warrants is duly authorized and, upon the execution of this letter agreement by the undersigned, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company, and the shares issuable upon exercise of the New Warrant Shares, when issued in accordance with the terms of the New Warrant, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Company has reserved from its duly authorized share capital a number of Ordinary Shares for issuance of the New Warrant Shares in full.

Exhibit 99.1

Elong Power Holding Limited Enters into Approximately $3.26 Million Warrant Inducement

BEIJING, November 5, 2026 /GlobeNewswire/-- Elong Power Holding Limited (Nasdaq: ELPW) (“Elong Power” or the “Company”), a comprehensive provider dedicated to the R&D, sales and scenario-oriented system solutions of lithium-ion battery energy storage systems, today announced it has entered into a warrant inducement agreement with certain existing institutional investors for the immediate exercise of certain outstanding Ordinary Shares Purchase Warrants previously issued by the Company including (i) ordinary shares purchase warrants on May 18, 2026, pursuant to a securities purchase agreement dated May 15, 2026 (the “May 2026 Warrants”), (ii) ordinary shares purchase warrants on July 13, 2026, pursuant to a securities purchase agreement dated July 10, 2026 (the “July 2026 Warrants”), and (iii) ordinary shares purchase warrants on August 4, 2026, pursuant to a securities purchase agreement dated August 3, 2026 (the “August 2026 Warrants”, collectively with the May 2026 Warrants and the July 2026 Warrants, the “Existing Warrants”). Pursuant to the warrant inducement agreement, the investors have agreed to exercise certain Existing Warrants to purchase an aggregate of 1,808,803 Class A Ordinary Shares (the “Ordinary Shares”) at an amended exercise price of $1.80. The Class A Ordinary Shares issuable upon exercise of the Existing Warrants are registered pursuant to certain registration statements on Form F-1 which were declared effective by the Securities and Exchange Commission (SEC) and remain currently effective. The gross proceeds from the exercise of the Existing Warrants are expected to be approximately $3.26 million, prior to deducting placement agent fees and estimated offering expenses.

The closing of the warrant exercise transactions is expected to occur on or about November 6, 2026, subject to satisfaction of customary closing conditions.

Maxim Group LLC is acting as the financial advisor for the transaction.

In consideration for the immediate exercise of the Existing Warrants, the Company also agreed to issue to the investor unregistered Ordinary Shares Purchase Warrants to purchase an aggregate of 2,713,204 of the Company’s Class A Ordinary Shares with an exercise price of $2.50 per share (the “New Warrants”). The New Warrants are immediately exercisable and will expire three years from the date of issuance. The Company has agreed to file a registration statement within thirty (30) days with the Securities and Exchange Commission (“SEC”) covering the resale of the Class A Ordinary Shares issuable upon exercise of the New Warrants, which shall be declared effective within forty-five (45) days from the date herein, or no later than ninety (90) days, if the SEC issues a “full review”. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Elong Power Holding Limited

Elong Power Holding Limited is an exempted company incorporated under the laws of the Cayman Islands. Adhering to its development strategy of “Asset-Light, R&D-Intensive, AI + Energy Storage, Global Scenario Deployment”, the Company focuses on its core lithium battery energy storage system business. As a global provider of intelligent energy storage system solutions, it delivers energy storage products featuring high- reliability, enhanced safety and superior cost competitiveness, covering portable energy storage, residential energy storage, commercial and industrial (C&I) energy storage and utility-scale energy storage. Ms. Xiaodan Liu serves as the Company’s Chairperson and Chief Executive Officer and oversees its day-to-day operations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements can be identified by terminology such as “will,” “expects,” “anticipates,” “aims,” “future,” “intends,” “plans,” “believes,” “estimates,” “likely to” and similar expressions, and include statements regarding the Company’s business strategy, its transition to an energy storage system integration business, its global expansion, its use of financing proceeds and its future results of operations. Such statements involve risks and uncertainties, including, among others: the Company’s limited operating history in the energy storage business; its ability to achieve positive gross margins and profitability from continuing operations; its need for additional financing and its ability to continue as a going concern; customer and supplier concentration; competition; related-party transactions; maintaining its Nasdaq listing; PRC regulatory, economic and currency risks; and other risk factors disclosed in the Company’s periodic filings and subsequent submissions with the SEC, including its Annual Report on Form 20-F. All forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by applicable law.

Investor & Media Contact

Elong Power Investor Relations

Email: ir@elongpower.com